Exhibit 23.2

Your Ref:

Our Ref: 126341/2023/GEN/ATGCO02F

August 30, 2023

The Board of Directors
Luokung Technology Corp.
B9-8, Block B, SOHO phase II
No. 9 Guanghua Road
Chaoyang District

Beijing

People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Luokung Technology Corp. of our report dated May 14, 2021 relating to the consolidated financial statements of Luokung Technology Corp. and subsidiaries (the “Company”) as of December 31, 2020 and for the year ended December 31, 2020 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022.

Certified Public Accountants

Hong Kong

An independent member firm of Moore Global Network
Limited - members in principal cities throughout the world.